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                                                                    EXHIBIT 99.1
                                                                    ------------

                 [LETTERHEAD OF APAX FUNDS NOMINEES LIMITED AND
                         WARBURG, PINCUS VENTURES, L.P.]

The Directors
Esprit Telecom Group PLC
Minerva House
Valpy Street
Reading
Berkshire RG1 1AR

                                                                 12 October 1998

Dear Sirs

Extraordinary General Meeting of
Esprit Telecom Group PLC (the "Company")

We, the undersigned, are each holders of Ordinary Shares of 1p each in the Company constituting, as at the date of deposit of this requisition at the registered office of the Company, not less than one-tenth of such of the paid-up capital of the Company as carries the right of voting at general meetings of the Company.

We hereby require you pursuant to Section 368 of the Companies Act 1985 forthwith to proceed to duly convene an Extraordinary General Meeting of the Company with the object of considering and, if thought fit, approving the following resolution as an ordinary resolution, namely:

                                   RESOLUTION

"THAT Walter Anderson be removed from office as a director of the Company with immediate effect."

We hereby give you special notice of our intention to move this resolution at the relevant meeting.

Yours faithfully,

/s/  Apax Funds Nominees Limited

Yours faithfully,

/s/  Warburg, Pincus Ventures, L.P.